Boston Private Announces New Appointment to Board of Directors
BOSTON- October 6, 2015 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the "Company" or "BPFH") today announced the appointment of Kimberly S. Stevenson to its Board of Directors. Ms. Stevenson was also elected to the Board of Directors of Boston Private Bank & Trust Company, a wholly owned subsidiary of the Company.
"We are very excited to be able to add a Board member with Kim’s skills to our Board of Directors," said Stephen M. Waters, Chairman of the Board of Directors of the Company and the Bank. “Kim has unparalleled experience in the information technology space where she has been the Chief Information Officer at Intel for nearly four years. With the financial services industry increasingly reliant on technology and capabilities around information technology, we believe Kim will bring exactly the right talent to our Board at this time.”
Clayton G. Deutsch, BPFH Chief Executive, stated “Over the past year, we have made tremendous strides in bringing both highly experienced and technically expert people to our Board. Kim’s deep background in the information technology arena will help us to accelerate our strategy around delivery of extremely high quality products and services in formats and through media that our clients are seeking. She will provide our Company with insights that will help direct our trajectory in mobile banking, information security, overall customer facing applications, and big data, among other things. Kim is also very active in engaging girls and women in Science, Technology, Engineering and Math (STEM) areas, and this is a high priority for our Company. With Kim’s addition to the Board, Boston Private will have women holding 55% of our independent director positions. This election also reflects our continuing commitment to the 2020 Women on Boards campaign. We could not be happier to have Kim join us at this pivotal point in our Company’s history.”
Ms. Stevenson is corporate vice president and Chief Information Officer (CIO) of Intel Corporation, where she has more than 6,000 IT professionals under her leadership. Stevenson currently leads the Intel Network of Executive Women (INEW) as the Subcommittee Chair for External Thought Leadership and Outreach, and she speaks on the topic both internally and externally. She was recognized by STEMconnector® as a 100 Diverse Corporate Leader and 100 CIO/CTO for actively contributing to incorporate more diverse STEM professionals and changing the pipeline based on strong STEM education.
Previously, Stevenson held the position of vice president and general manager of Intel's Global IT Operations and Services, where she led both the strategic and tactical support of Intel's worldwide infrastructure components, including data centers, network and telecommunications, enterprise application support, client computing and an internal service desk.
Prior to joining Intel, Stevenson spent seven years at the former EDS, now HP enterprise services, holding a variety of positions including vice president of Worldwide Communications, Media and Entertainment (CM&E) Industry Practice, as well as the vice president of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining EDS, Stevenson spent 18 years at IBM in several executive positions including vice president of Marketing and Operations of the eServer iSeries division.
In 2014, Stevenson won numerous awards including Silicon Valley Business Journal's Best CIO, an Evanta Top 10 Breakaway Leader, Huffington Post's Most Social CIO as well as the CIO 100 award by CIO.com for four years in a row.

Boston Private Financial Holdings, Inc.
Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, Atlanta, Florida, Wisconsin, and Texas. The Company has a $7 billion Private Banking balance sheet, and manages approximately $30 billion of client assets.
The Company positions its affiliates to serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)
For more information about BPFH, visit the Company's website at www.bostonprivate.com.
Forward-Looking Statements

Certain statements in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, and prospects for growth. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company's control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company's actual results could differ materially from those projected in the forward-looking statements due to many factors including changes in assumptions used in making such forward-looking statements, and the other risks and uncertainties detailed in the Company's Annual Report on Form 10-K and updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
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CONTACT:
Steven Gaven
Vice President, Director of Investor Relations
Boston Private Financial Holdings, Inc.
(617) 912-3793
sgaven@bostonprivate.com